CONTACT: Acura Pharmaceuticals, Inc.
Peter A. Clemens, SVP Investor Relations & CFO 847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. REPORTS
SECOND QUARTER 2007 FINANCIAL RESULTS and CASH RESERVES

Palatine, IL, August 9, 2007: Acura Pharmaceuticals, Inc. (OTC.BB-ACUR) today announced a net loss of $2.2 million or $0.01 per share for the quarter ended June 30, 2007 compared to a net loss of $2.6 million or $0.01 per share for the same period in 2006. Included in the 2007 and 2006 quarterly results are non cash compensation expenses of $0.2 million and $1.3 million respectively, pertaining to the Company’s issued and outstanding stock options and restricted stock units.

For the six months ended June 30, 2007 the Company had a net loss of $11.4 million or $0.03 per share compared to a net loss of $6.8 million or $0.02 per share in 2006. Included in the 2007 and 2006 six month results are a non cash compensation expense of $0.7 million and $4.1 million respectively, primarily pertaining to the Company’s issued and outstanding stock options and restricted stock units. Additionally, the 2007 six month results include non-cash expenses of $7.3 million for losses on common stock warrants and fair value changes in conversion features, and amortization of debt discount relating to the Company's bridge loans maturing September 30, 2007.

The Company’s consolidated balance sheets and statements of operations appear below. Detailed financial statements are included in the Company’s 2nd Quarter 2007 Form 10-Q filed today with the Securities and Exchange Commission.

Cash Reserves

The Company estimates that its current cash reserves will fund operating activities through mid to late August 2007. To fund further operations and product development activities, the Company must raise additional financing, or enter into alliances or collaboration agreements with third parties resulting in cash payments to the Company relating to its Aversion® Technology. The Company is seeking to secure working capital providing gross proceeds to the Company in the range of approximately $15 million to $20 million through the private offering of the Company’s securities. The terms of any such securities offering, including, without limitation, the type of equity securities (or securities convertible into equity securities) and the price per share, have not been determined and will, in large part, be determined based upon negotiations between the Company and prospective investors in such private offering. No assurance can be given that the Company will be successful in obtaining any such financing or in securing collaborative agreements with third parties on acceptable terms, if at all, or if secured, that such financing or collaborative agreements will provide for cash payments to the Company sufficient to continue to fund operations. In the absence of such financing or third-party collaborative agreements, the Company will be required to scale back or terminate operations and/or seek protection under applicable bankruptcy laws.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of innovative Aversion® (abuse deterrent) Technology and related product candidates.

Forward Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. The most significant of such risks and uncertainties include, but are not limited to, the Company’s ability to secure additional financing to fund continued operations, the Company’s ability to enter into contractual arrangements with qualified pharmaceutical partners to license, develop and commercialize the Company’s technology and product candidates, the Company’s ability to avoid infringement of patents, trademarks and other proprietary rights or trade secrets of third parties, and the Company’s ability to fulfill the FDA’s requirements for approving the Company’s product candidates for commercial distribution in the United States, including, without limitation, the adequacy of the results of the clinical studies completed to date and the results of other clinical studies, to support FDA approval of the Company’s product candidates, the adequacy of the development program for the Company’s product candidates, changes in regulatory requirements, adverse safety findings relating to the Company’s product candidates, the risk that the FDA may not agree with the Company’s analysis of its clinical studies and may evaluate the results of these studies by different methods or conclude that the results of the studies are not statistically significant, clinically meaningful or that there were human errors in the conduct of the studies or otherwise, the risk that further studies of the Company’s product candidates are not positive, and the uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process. You are encouraged to review other important risk factors relating to the Company on our web site at www.acurapharm.com under the link, “Company Risk Factors” and detailed in Company filings with the Securities and Exchange Commission. The Company is at development stage and may never have any products or technologies that generate revenue. Acura Pharmaceuticals, Inc. assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Acura Pharmaceuticals, Inc. press releases may be reviewed at www.acurapharm.com.

ACURA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)	(Audited)
	June 30,	December 31,
	2007	2006
Current Assets	$262	$467
Property, Plant and Equipment, net	1,116	1,145
Other Assets	7	7
Total Assets	$1,385	$1,619

Accounts Payable	63	-
Accrued Expenses	516	328
Stock Warrants	-	10,784
Debt, net	14,422	28,787
Stockholders' Deficit	(13,616)	(38,280)
Total Liabilities and Stockholders' Deficit	$1,385	$1,619

ACURA PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(Unaudited) Six Months Ended June 30,		(Unaudited) Three Months Ended June 30,
Operating Costs	2007	2006	2007	2006
Research and Development	$1,948	$2,544	$752	$1,038
Marketing, General and Administrative	1,366	3,724	588	1,303
Loss from Operations	(3,314)	(6,268)	(1,340)	(2,341)

Other (Expense) Income
Interest Expense	(819)	(495)	(452)	(270)
Interest Income	10	10	5	6
Amortization of Debt Discount	(2,102)	-	(410)	-
Loss on Fair Value Change of Conversion Features	(3,483)	-	-	-
Loss on Fair Value Change of Common Stock Warrants	(1,668)	-	-	-
Gain (Loss) on Asset Disposals	20	(17)	-	(10)
Other Expense	(2)	-	(2)	-
Total Other (Expense) Income	(8,044)	(502)	(859)	(274)

Net Loss	$(11,358)	$(6,770)	$(2,199)	$(2,615)

Basic and Diluted Loss Per Common Share Allocable to Common Stockholders	$(0.03)	$(0.02)	$(0.01)	$(0.01)

Weighted Average Shares Used in Computing Basic and Diluted Loss Per Share Allocable to Common Stockholders	354,036	342,039	355,404	343,507